Draft

Exhibit 10.3

Dated the    day of                2004

between

The9 Limited

(as the Employer)

and

[        ]

(as the Employee)

EMPLOYMENT AGREEMENT

Draft

THIS AGREEMENT is made on the      day of                  2004

BETWEEN:

(1)	The9 Limited, a company incorporated under the laws of the Cayman Islands and having its registered office at 2nd Floor, Zephyr House, Mary St, PO Box 709, George Town, Grand Cayman, Cayman Islands, British West Indies (the “Company”); and

(2)	[insert full name•], holder of passport no. / identity card no. of [insert address •] (the “Employee”).

NOW IT IS HEREBY AGREED as follows:

1.	Employment and Position Details

1.1	The Company hereby employs the Employee as its and the Employee hereby accepts such employment upon and subject to the terms and conditions hereinafter contained. Further details of the position of the Employee hereunder are set out in Part I of Schedule 1 hereto.

1.2	The Employee shall also be or act as the of , or such other managerial or director position or positions with the Company or any of its subsidiaries or affiliated companies as shall hereafter be designated by the Board of Directors of the Company (the “Board”) without additional or further remuneration or compensation, and unless otherwise determined by the Board, shall have such authority and powers commensurate with his/her position(s). If any remuneration or compensation is paid to the Employee by any such subsidiary or affiliated company, the amount of such remuneration or compensation shall be a credit against amounts due hereunder.

1.3	In addition to his/her duties to the Board as provided herein, the Employee shall report to the Chief Executive Officer of the Company (the “CEO”). The rights and powers of the Board hereunder may be exercised by the CEO if so authorized by the Board.

2.	Remuneration Package and Benefits

The Employee shall be entitled to the remuneration package and the benefits set out in Schedule 1 hereto. Save as expressly provided herein or otherwise agreed by the Board or a committee thereof, the Employee shall not be entitled to any, or any claim for, reward, bonus, allowance, double pay, reimbursement, share of profit or other remuneration or compensation of whatever description.

3.	Duties

3.1	The Employee shall devote substantially all his/her working time, attention and skill to the affairs of the Company and all its subsidiaries and affiliated companies, and in the discharge of his/her duties hereunder, including without limitation the following:

(a)	undertaking such duties and responsibilities commensurate with the Employee’s position for similarly sized companies in the same or similar industry;

Employment Agreement

(b)	undertaking such duties and exercising such powers in relation to the Company and its business as the Board may from time to time assign to or vest in him/her;

(c)	discharging such duties and observing and complying with all such resolutions, regulations and directions as made or given by the Board from time to time;

(d)	undertaking to do such other and additional work as may lawfully be requested of him/her and to perform such services for the Company’s subsidiaries, affiliated companies or holding company as the Board may from time to time lawfully require; and

(e)	at all times keeping the Board promptly and fully informed of his/her conduct of the business or affairs of the Company and its subsidiaries, affiliated companies and holding company (where relevant) and providing such explanations as the Board may require.

3.2	The Employee acknowledges and agrees that the Company may require the Employee to second to or work for the Company’s subsidiaries or affiliated companies from time to time.

4.	Conflicting Employment

The Employee shall devote all of his/her business time, energy, skill and efforts to the performance of his/her duties hereunder and shall faithfully and diligently serve the Company. The Employee shall not (without the previous written consent of the Board) during the continuance of this Agreement (either directly or indirectly) be engaged or interested in any capacity in any trade, business, profession, undertaking or occupation whatsoever other than the business and affairs of the Company from time to time. In this Clause 4, the expression “occupation” shall include any other private or personal work, for profit or not, which in the opinion of the Board may hinder or otherwise interfere or conflict with the performance by the Employee of his/her duties under this Agreement.

5.	Term

This Agreement shall commence from                      (the “Commencement Date”) and subject to the Company’s right of summary dismissal hereunder, shall continue to be in force until terminated pursuant to Clause 6 hereof save and except to the extent as expressly provided herein to survive the termination hereof.

Employment Agreement

6.	Termination

6.1	This Agreement may, subject to Clause 6.2 below, be terminated by either the Employee or the Company at any time by giving to the other not less than three (3) months’ notice in writing or payment in lieu, provided however that no notice of termination may be given by the Employee before the earlier of (i) the shares of the Company have been listed on a recognized stock exchange in the United States or Hong Kong and commenced trading, and (ii) 30th June 2005.

6.2	Notwithstanding anything herein contained, the Company may terminate this Agreement without notice or payment in lieu: -

(a)	if the Employee, in relation to his/her employment hereunder:

(i)	wilfully disobeys a lawful and reasonable order of the CEO, the Board and/or the Company;

(ii)	misconducts himself/herself, such conduct being inconsistent with the due and faithful discharge of his/her duties hereunder;

(iii)	is guilty of fraud or dishonesty;

(iv)	is habitually neglectful in his/her duties hereunder;

(v)	is grossly negligent or incompetence in the performance of his/her duties hereunder;

(vi)	is convicted of (or pleading nolo contendere to) a felony (other than a summary traffic offence) or a crime involving fraud, misappropriation, or embezzlement;

(vii)	is for whatever cause reprimanded by any stock exchange, or ruled by any stock exchange as not suitable to hold office in public company;

(viii)	is in breach of a provision of this Agreement in such respect as the Board may consider material or having done irremediable harm to the Company or its subsidiaries, affiliated companies or holding company; or

(ix)	fails to comply with the request of the Company under Clause 15; or

(b)	on any other ground on which the Company would be entitled to terminate this Agreement without notice at common law or by statute.

6.3	The Employee shall return in an orderly manner to the Board upon request or at the end of his/her employment with the Company all corporate credit cards (if any), equipment, materials, records, documents, computer programmes, object codes and source codes and works of authorship fixed in any tangible medium or expression or copies thereof including (without limitation) correspondences, lists of clients or customers, notes, memoranda, plans and any other items or property relating to or concerning the business, finances, products, services or affairs of the Company or its subsidiaries, affiliated companies or holding company which may then be in his/her possession or under his/her power or control and the Employee undertakes not to retain any copies or duplicates of such items. For the avoidance of doubt it is hereby declared that the property in all such items and documents as aforesaid shall at all times be vested in the Company or such subsidiaries, affiliated companies or holding company, as the case may be.

Employment Agreement

7.	The Employee’s Covenants and Undertakings

7.1	The Employee hereby covenants with and undertakes to the Company that for a period of twelve (12) months from the date of the termination of his/her employment with the Company, he/she shall not do, directly or indirectly, any of the following without first obtaining the written consent of the Company:

(a)	carry on (whether alone or in partnership or joint venture with anyone else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, shareholder, unit holder or in any other capacity) any business or undertaking similar to or competitive with the business of the Company, its subsidiaries or affiliated companies or holding company at the date of the termination of this Agreement (the “Business”) in Shanghai, Hong Kong and any other places where the Company, its subsidiaries or affiliated companies or holding company carries on such business and/or sells its products;

(b)	solicit or persuade any person or corporation which is a customer or client of the Company, its subsidiaries or associated companies or holding company, or who is or was a customer or client of or in respect of the Business, to cease doing business with the Company, its subsidiaries or associated companies or holding company or to reduce the amount of business which such customer or client would normally do in respect of the Business;

(c)	accept from a customer or client referred to in Clause 7.1(b) above any business of the kind ordinarily forming part of the Business;

(d)	solicit, induce, entice away or encourage any person who at the date of the termination of this Agreement is an employee of the Company, its subsidiaries or affiliated companies or holding company to terminate his/her employment with the Company, its subsidiaries or affiliated companies or holding company, either for the Employee or for any other person.

7.2	While the restrictions contained in this Clause 7 are considered by the parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen by the parties and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company, its subsidiaries, affiliated companies, holding company and related corporations but would be valid if part of the wordings thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

Employment Agreement

7.3	Each and every obligation under this Clause 7 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation being or becoming unenforceable in whole or in part despite application of Clause 7.2, such part or parts as are unenforceable shall be deleted from this Clause 7 and any such deletion shall not affect the enforceability of all other parts of this Clause 7 which remain not so deleted.

8.	Review of Remuneration Package

The remuneration package of the Employee may be reviewed upon each anniversary of the Commencement Date at the Company’s sole and absolute discretion PROVIDED that the first review will not need to be conducted until after the shares of the Company have been listed on a recognized stock exchange in the United States or Hong Kong and commenced trading.

9.	Confidentiality and Invention Assignment

As a condition for the employment hereunder, the Employee shall execute a deed of confidentiality and invention assignment in favour of the Company in such form and with such contents as to the satisfaction of the Company, such deed to be executed simultaneously with the signing of this Agreement.

10.	Personal Data

The Employee hereby expressly consents to the Company’s disclosure and/or transfer of any personal data collected from him/her (including but without limitation, his/her name, residential address, nationality, position, remuneration and the content of this Agreement as may be amended and/or supplemented from time to time), whether now or in the future, for purposes which are directly and/or indirectly related to and/or expedient for the public offering of the securities of the Company or for regulatory compliance.

11.	Schedules

The Schedules hereto form part of this Agreement and shall be binding on both the Company and the Employee.

12.	Entire Agreement

This Agreement and the documents referred to herein, constitute the entire agreement and understanding of the parties relating to the subject matter of this Agreement and none of the parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not set out or referred to in this Agreement.

13.	No Waiver

No failure on the part of any party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Employment Agreement

14.	Amendment

The parties hereto agree that subject to Clause 15 no variations or modifications shall be made to this Agreement unless agreed to by the parties hereto in writing.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region, PRC.

16.	Miscellaneous

The Company may, if it considers appropriate, require the Employee to enter into another employment agreement with another company within the group to which the Company belongs to replace or supplement this Agreement provided that (1) the remuneration and benefits under such new employment agreement are the same as the remuneration package and the benefits set out in Schedule 1 hereto, and (2) the role and the place of work are the same as those stipulated in this Agreement.

AS WITNESS hereof this Agreement was signed the day and year first above written.

SIGNED BY	) )
for and on behalf of	)
The9 Limited in the presence of:	) )

SIGNED BY [please fill in full name]	) )
in the presence of:	)
)

Employment Agreement

Schedule 1

Part I

Position Details and Remuneration Package

Position :

Reporting To :	Chief Executive Officer of the Company

Commencement Date :

Location :	The Employee will perform his/her duties as set out herein at the office of the Company’s subsidiary in . Notwithstanding the aforesaid, the Employee will be expected to make visits and short stays outside his/her usual place of work from time to time as is necessary for the proper performance and discharge of his/her duties herein.

Working Hours :	The Employee shall follow the working hours of the Company’s subsidiary to which he/she is posted or such other working hours as the Company may require. Unless otherwise approved by the Company, there will not be any additional payment for overtime work.

Remuneration and allowances :	( ) per month shall be payable by the Company to the Employee in arrears on the last day of each month. Such salary may be paid in unless otherwise mutually agreed between the Employee and the Company.

Some of the Duties:	Without prejudice to the generality of the duties set out in this Agreement, the following are some of the duties of the Employee: a. [ ]; b. [ ]; c. [ ]

Part II

Benefits

Share Option Scheme:	The Employee may, if so determined by the Company, participate in a share option scheme to subscribe for shares in the Company in such manner as the Company may in its sole and absolute discretion determine and subject to any terms and conditions as set out in the rules of such employee share option scheme of the Company as

Employment Agreement

amended or varied from time to time. A separate letter of grant in relation to any options shall be issued in the event of a grant.

Annual Leave:	After completion of each full year of service of employment with the Company, the Employee will be entitled to ( ) working days of paid annual leave. Should the Employee not have been employed by the Company for a full year, then his/her entitlement to the aforementioned paid annual leave will be pro-rated and accrue on a daily basis. Such leave entitlement shall only be taken at such time or times as may be convenient to the Company having regard to its business as determined at the sole discretion of the CEO and in no event shall the Employee apply or take any of his/her annual leave before the shares of the Company or its holding company have been listed on a recognized stock exchange in the United States or Hong Kong and commenced trading or the expiry of the first six months of his/her employment hereunder, whichever is the earlier. If approved by the CEO in advance, any unused annual leave of the Employee at the end of the year (meaning an anniversary of the commencement date hereof) may be carried forward to the next following year but not further. Any unused annual leave brought forward will automatically lapse at the end of the said next following year.

Other Holidays:	The Employee shall be entitled to paid holidays in accordance with the policy and practice of the Company’s subsidiary in .

Medical Insurance:	The Employee may, if approved by the Company at its sole and absolute discretion, participate in the Company’s medical insurance plan and any other plans or schemes as taken out by the Company from time to time, subject always to his/her satisfying such terms and/or conditions as may be required by such plans or schemes.

Business Expenses:	The Company will reimburse the Employee in accordance with the prevailing policy and guidelines of the Company as to the standard and level commensurate with the Employee’s position with the Company for all reasonable expenses wholly and exclusively incurred by the Employee in or about the performance of his/her duties stated herein.

Other Benefits, if any: